CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2017 RESULTS

Norton, Massachusetts, November 1, 2017. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $4.2 million and net income of $13 thousand for the quarter ended September 30, 2017. This compares with revenues of $3.3 million and a net loss of $139 thousand for the quarter ended October 1, 2016.

Revenues for the nine months ended September 30, 2017 were $10.8 million compared with revenues of $12.5 million for the corresponding period a year ago, a decline of 14%. The net loss for the nine-month period in 2017 totaled $925 thousand compared with a net loss of $200 thousand for the first nine months of 2016.

Commenting on the results, Grant Bennett, CEO, said, “A year ago we reported that we expected the weakness in demand would persist for a few more quarters. This belief turned out to be accurate as it was not until the second quarter this year that we achieved a sequential increase in quarterly revenues. The upward trend continued this quarter which is 48% higher than our low point of Q1, 2017. As a result of the increase in revenues, we were able to generate above breakeven results for the first time in over a year.”

Mr. Bennett continued, “Three months ago we stated that we were confident that the second half of 2017 would be stronger than the first half and that this improved trajectory would continue into 2018. I can confirm that we continue to see the remainder of this year and 2018 in the same way. Our European customers are enjoying growth in their businesses and we expect to benefit from this growth in addition to capturing a greater share of their business. We believe that the movement over the past year to be more customer and market focused is beginning to pay dividends. Our activity with large potential customers in Japan and China is increasing and we see potentially significant growth in both countries in the years ahead. In addition, we recently completed a rigorous in-depth review and updating of our five-year strategic plan which has helped us focus on these and other growth areas, including armor and new applications for our technologies. We will use this framework as we develop specific objectives and strategies to support our 2018 Operating Plan.”

The Company will be hosting its third quarter conference call with investors at 4:30 PM today. Those interested in participating in the conference call should dial:

Call in Number: 855-863-0441

Conference ID: 1699737

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2017 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	--Quarter Ended--		-- Nine Months Ended--
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2017	2016	2017	2016

Total Revenues	$4,211,962	$3,326,930	$10,781,175	$12,477,543
Cost of Sales	3,450,915	2,941,098	9,686,103	10,399,236
Gross Margin	761,047	385,832	1,095,072	2,078,307
Operating Expenses	743,634	763,260	2,650,526	2,563,906
Operating income (loss)	18,221	(377,428)	(1,555,454)	(485,599)
Interest income	2,815	1,742	8,065	6,980
Other income	—	40,000	—	41,224
Net income (loss) before income taxes	20,228	(335,686)	(1,547,389)	(437,395)
Income tax (benefit) expense	7,000	(196,900)	(623,000)	(237,000)
Net income (loss)	13,228	(138,786)	(924,389)	(200,395)
Net income (loss) per diluted share	$0.00	($0.01)	($0.07)	($0.02)
Wtd ave. shares outstanding, diluted	13,229,868	13,203,436	13,203,436	13,200,584

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	Sept. 30,	Dec. 31,
	2017	2016
Assets

Current assets:
Cash and cash equivalents	$1,689,610	$3,407,760
Accounts receivable, net	3,034,175	1,959,606
Inventories, net	1,675,338	1,970,961
Prepaid expenses and other current assets	79,579	88,443
Total current assets	6,478,702	7,426,770

Property and equipment, net	1,500,033	1,783,627
Deferred taxes, non-current	3,450,349	2,827,349
Total assets	$11,429,084	$12,037,746

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$837,217	662,482
Accrued expenses	615,883	623,959
Total current liabilities	1,453,100	1,286,441

Stockholders' equity	9,975,984	10,751,305
Total liabilities and stockholders' equity	$11,429,084	$12,037,746